EXHIBIT 23.1





            CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in this Form S-8 Registration
Statement of United States Cellular Corporation of our report dated February 7, 1994 (except with respect to the matters discussed in the fifth, seventh and eighth paragraphs of Note 3, as to which the date is October 17, 1994), on the consolidated financial statements of United States Cellular Corporation and Subsidiaries, to the incorporation by reference in this Form S-8 Registration Statement of United States Cellular Corporation of our report dated February 7, 1994 (except with respect to the matters discussed in the fifth, seventh, and eighth paragraphs of Note 3, as to which the date is October 17, 1994), on the financial statement schedules of the Company and to the incorporation by reference in this Form S-8 Registration Statement of our compilation report dated February 11, 1994 (except with respect to the matters discussed in the third, fifth and sixth paragraphs of Note 7, as to which the date is October 17, 1994), on the combined financial statements of the Los Angeles SMSA Limited Partnership, the Nashville/Clarksville MSA Limited Partnership and the Baton Rouge MSA Limited Partnership, included or incorporated by reference in the United States Cellular Corporation Form 10-K for the year ended December 31, 1993. We also consent to all references to our Firm included in this Form S-8 Registration Statement.



                                   ARTHUR ANDERSEN LLP





Chicago, Illinois
November 2, 1994
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